Exhibit 99.1

NEWS RELEASE

ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT FIRST QUARTER RESULTS

CUYAHOGA FALLS, Ohio, May 9 — Associated Materials Incorporated (“AMI” or the “Company”) today announced first quarter 2005 net sales of $218.6 million, a 7.0% increase over $204.3 million for the same period in 2004. The Company incurred a net loss of $7.3 million during the first quarter of 2005 compared to a net loss of $9.1 million for the same period in 2004.

EBITDA (as defined below) for the first quarter of 2005 was $0.7 million. EBITDA for the same period in 2004 was a loss of $4.4 million. Adjusted EBITDA (as defined below) for the first quarter of 2005 was $4.6 million compared to adjusted EBITDA of $10.1 million for the same period in 2004. Adjusted EBITDA for the first quarter of 2005 excludes one-time costs of $2.6 million associated with the closure of the Company’s Freeport, Texas manufacturing facility, $1.0 million of amortization related to prepaid management fees paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction, and $0.3 million of non-cash stock compensation expense. Adjusted EBITDA for the first quarter of 2004 excludes a bonus paid to certain members of Company management and a director totaling approximately $14.5 million related to the completion of the March 2004 dividend recapitalization. A reconciliation of net loss to EBITDA and to adjusted EBITDA is included below.

Mike Caporale, Chairman, President, and Chief Executive Officer, commented, “While our first quarter 2005 sales were higher than the previous year, the impact from the sales increase was not enough to offset significant commodity cost increases as well as our continuing investment in our supply center network”.

Mr. Caporale continued, “The overall macroeconomic environment was somewhat weaker in the first quarter as compared to last year. Mortgage interest rates increased, single family housing starts decreased significantly in March, albeit after a strong first two months, and consumer confidence trended lower. We will continue to monitor these key drivers of the building products sector and the potential corresponding impact on our business.”

Results of Operations

Net sales increased 7.0%, or $14.2 million, during the first quarter of 2005 compared to the same period in 2004 driven primarily by price increases implemented during 2005 and 2004 as well as increased sales volumes for windows and third-party manufactured products. Gross profit in the first quarter of 2005 was $49.0 million, or 22.4% of net sales, compared to gross profit of $50.4 million, or 24.6% of net sales, in the first quarter of 2004. The decrease in gross profit margin percentage is primarily due to significantly increased costs of the Company’s key raw materials – vinyl resin, aluminum and steel, which were partially offset by the impact of price increases. The Company estimates that commodity cost increases, net of price increases, negatively impacted gross profit for the first quarter of 2005 by approximately $1.9 million. The Company expects commodity costs to remain at the current high levels, or possibly continue to increase, throughout 2005. Substantially higher freight costs, due primarily to fuel cost increases, also had a negative impact on gross profit for the first quarter of 2005. Selling, general and administrative expense increased to $50.8 million, or 23.2% of net sales, for the first quarter of 2005 versus $45.4 million, or 22.2% of net sales, for the same period in 2004. The increase in selling, general and administrative expense was due primarily to increased expenses relating to the Company’s supply center network, including increased salaries and wages, medical costs, building and truck leases, and fuel costs, as well as expenses relating to new supply centers opened during the past twelve months. Selling, general and administrative expense for the first quarter of 2005 also includes $1.0 million of amortization of prepaid management fees paid to Investcorp International Inc. in December 2004 and non-cash stock compensation expense of $0.3 million. During the first quarter of 2005, the Company incurred facility closure costs of approximately $2.6 million relating to the closing of its Freeport, Texas manufacturing plant. During the first quarter of 2004, the Company paid $14.5 million of bonuses to certain members of senior management and a director in conjunction with the March 2004 dividend recapitalization. The Company incurred a loss from operations of $4.3 million in the first quarter of 2005 compared to a loss from operations of $9.5 million in the first quarter of 2004.

The attached consolidating financial information for the quarters ended April 2, 2005 and April 3, 2004 includes AMI and the Company’s indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11.25% senior discount notes, AMH’s consolidated net loss was $12.1 million and $10.7 million for the first quarter of 2005 and 2004, respectively.

In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $75.8 million by April 2, 2005, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13.625%, of which 10% will be paid in cash and 3.625% currently accrues to the senior note. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $750.0 million as of April 2, 2005.

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Management will host its first quarter earnings conference call on Monday, May 9th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (877) 363-0523 and the conference call identification number is 11364026. A replay of the call will be available through May 16, 2005 by dialing (888) 769-9756 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

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Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., a wholly-owned subsidiary of AMH, a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.

Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $25 billion. The firm now manages total investments in alternative assets of approximately $4 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant capital available through its managed funds, which include numerous U.S. and European industrial corporations and financial institutions. For more information on Harvest Partners please visit its website at http://www.harvpart.com.

     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. Such statements reflect the current views of AMI’s and AMH’s management with respect to the Company’s operations and results of operations regarding the home building industry, economy, interest rates, foreign currency exchange rates, availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, raw material costs and availability, market acceptance of price increases, national and regional trends in new housing starts, weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, level of competition within its market, availability of alternative building products, its level of indebtedness, costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted.

For Further Information

At the Company:

D. Keith LaVanway
Chief Financial Officer
(330) 922-2004

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended April 2, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 2,	April 2,	April 2,	April 2,
	2005	2005	2005	2005

Net sales	$218,569	$—	$—	$218,569

Gross profit	49,032	—	—	49,032

Selling, general and administrative expense	50,751	—	—	50,751

Facility closure costs	2,553	—	—	2,553

Loss from operations	(4,272)	—	—	(4,272)

Interest expense, net	7,311	7,985	—	15,296
Foreign currency gain	(3)	—	—	(3)

Loss before income taxes	(11,580)	(7,985)	—	(19,565)
Income tax benefit	(4,319)	(3,164)	—	(7,483)

Loss before equity income loss from subsidiaries	(7,261)	(4,821)	—	(12,082)
Equity loss from subsidiaries	—	(7,261)	7,261	—

Net loss	$(7,261)	$(12,082)	$7,261	$(12,082)

Other Data:
EBITDA (a)	$687
Adjusted EBITDA (a)	4,556

Selected Balance Sheet Data

	(unaudited)
	April 2, 2005
			AMH
	AMI	AMH	Consolidated

Cash	$9,689	$—	$9,689
Accounts receivable, net	129,345	—	129,345
Inventory	139,846	—	139,846
Accounts payable	78,855	—	78,855
Accrued liabilities	47,241	—	47,241
Total debt	383,619	290,580	674,199

	January 1, 2005
			AMH
	AMI	AMH	Consolidated

Cash (b)	$58,054	$—	$58,054
Accounts receivable, net	125,666	—	125,666
Inventory	114,787	—	114,787
Accounts payable	75,139	—	75,139
Accrued liabilities	54,379	—	54,379
Total debt	340,000	282,856	622,856

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended April 3, 2004
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 3,	April 3,	April 3,	April 3,
	2004	2004	2004	2004

Net sales	$204,321	$—	$—	$204,321

Gross profit	50,355	—	—	50,355

Selling, general and administrative expense	45,394	—	—	45,394

Transaction costs - bonuses	14,498	—	—	14,498

Loss from operations	(9,537)	—	—	(9,537)

Interest expense, net	6,012	2,424	—	8,436
Foreign currency loss	6	—	—	6

Loss before income taxes	(15,555)	(2,424)	—	(17,979)
Income tax benefit	(6,456)	(820)	—	(7,276)

Loss before equity income loss from subsidiaries	(9,099)	(1,604)	—	(10,703)
Equity loss from subsidiaries	—	(9,099)	9,099	—

Net loss	$(9,099)	$(10,703)	$9,099	$(10,703)

Other Data:
EBITDA (a)	$(4,437)
Adjusted EBITDA (a)	10,067

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. The definition of EBITDA under the indentures governing the notes also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP), as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) or as a measure of the Company’s liquidity. The reconciliation of the Company’s net income (loss) to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter
	Ended	Ended
	April 3,	April 2,
	2004	2005

Reconciliation of net loss to EBITDA and Adjusted EBITDA:
Net loss	$(9,099)	$(7,261)
Interest	6,012	7,311
Taxes	(6,456)	(4,319)
Depreciation and amortization	5,106	4,956

EBITDA	(4,437)	687
Foreign currency (gain) loss	6	(3)
Transaction costs — bonuses (c)	14,498	—
Amortization of management fee (d)	—	1,000
Stock compensation expense	—	319
Facility closure costs (e)	—	2,553

Adjusted EBITDA	$10,067	$4,556

(b)	Cash balances as of January 1, 2005 included $46.0 million of cash on hand to be used to fund remaining payments related to the December 2004 recapitalization transaction, of which (i) $33.7 million was distributed in January 2005 as a loan from AMI, through its direct and indirect parent companies, to AMH II for which a dividend was then declared by AMI and its direct and indirect parent companies in forgiveness of the intercompany loan, (ii) $8.0 million was paid in January and February of 2005 to satisfy promissory notes made by AMI for management and a director bonus related to the December 2004 recapitalization transaction and (iii) $4.3 million was paid in the first quarter of 2005 for fees related to the December 2004 recapitalization transaction.

(c)	Represents management and director bonuses paid in connection with the March 2004 dividend recapitalization.

(d)	Represents amortization of a prepaid management fee paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction.

(e)	Represents one-time costs associated with the closure of the Freeport, Texas manufacturing facility consisting primarily of equipment relocation expenses. Total pre-tax expenses related to the Freeport closing are expected to be $7.5 million, which includes a $4.5 million pre-tax charge recorded in the fourth quarter of 2004.